Exhibit T3E.6

Yellow Media's Debtholders and Shareholders Approve Recapitalization

Montreal (Quebec), September 6, 2012 — Yellow Media (TSX: YLO) announced today that its proposed recapitalization has been approved by the requisite majority of its debtholders and shareholders at their respective meetings, both of which were held earlier today in Montréal.

"We are pleased with the results of the vote" said Marc P. Tellier, Yellow Media's President and Chief Executive Officer." The approval by the debtholders and shareholders represents a significant milestone towards the completion of the recapitalization."

The Company proposed the recapitalization to align its capital structure with its operating strategy. The recapitalization will substantially improve the financial flexibility of the Company and allow the Company to pursue its ongoing transformation in order to enhance long-term value for stakeholders.

The implementation of the recapitalization is expected to occur by the end of September 2012 subject to a number of conditions, including the receipt of the final approval by the Québec Superior Court, and to other risks and uncertainties.

The recapitalization will not impact customers, suppliers and other business partners of Yellow Media. The Company's obligations to employees, including its pension and benefit plan obligations, are also unaffected by the recapitalization.

Further information concerning the recapitalization is available on SEDAR (www.sedar.com) and the Company's website (www.ypg.com).

About Yellow Media Inc.
Yellow Media Inc. (TSX: YLO) is a leading media and marketing solutions company in Canada. The Company owns and operates some of Canada’s leading properties and publications including Yellow Pages™ print directories, YellowPages.ca™, Canada411.ca and RedFlagDeals.com™. Its online destinations reach approximately 8 million unique visitors monthly and its mobile applications for finding local businesses and deals have been downloaded more than 4 million times. Yellow Media Inc. is also a leader in national digital advertising through Mediative, a digital advertising and marketing solutions provider to national agencies and advertisers. For more information, visit www.ypg.com.

Caution Concerning Forward-Looking Statements
This press release contains forward-looking statements about the objectives, strategies, financial conditions, results of operations and businesses of the company. These statements are forward-looking as they are based on our current expectations, as at September 6, 2012, about our business and the markets we operate in, and on various estimates and assumptions. Our actual results could materially differ from our expectations if known or unknown risks affect our business, or if our estimates or assumptions turn out to be inaccurate. As a result, there is no assurance that any forward-looking statements will materialize. Risks that could cause our results to differ materially from our current expectations are discussed in section 7 of our August 9, 2012 Management's Discussion and Analysis. We disclaim any intention or obligation to update any forward-looking statements, except as required by law, even if new information becomes available, as a result of future events or for any other reason. The implementation of the recapitalization is subject to a number of conditions provided in the plan of arrangement under the Canada Business Corporations Act, including, without limitation, court and any required regulatory approvals (including stock exchange approvals). The implementation of the recapitalization is also subject to a number of other risks and uncertainties, including, without limitation, those described in the section "Risk Factors" of the company's management proxy circular dated July 30, 2012 prepared in connection with the meetings. Accordingly, there can be no assurance that the recapitalization will occur. The recapitalization could be modified, restructured or terminated.

Contacts:

Investor Relations
Pierre Van Gheluwe
Treasurer
Tel.:  (514) 934-4325
pierre.vangheluwe@ypg.com

Media
Andre Leblanc
Director, Marketing Communications
Tel.: (514) 934-7359
andre.leblanc@ypg.com

Institutional Security Holders
BMO Capital Markets Transaction Hotline
Tel.: (416) 359-4306
Toll free: (855) 666-4361

Canaccord Genuity Transaction Hotline
Tel.: (416) 687-5517
Toll free: (855) 333-5517